UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	June 21, 2011

Alliance Bancorp, Inc. of Pennsylvania
(Exact name of registrant as specified in its charter)

Pennsylvania	000-54246	90-0606221
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

541 Lawrence Road, Broomall, Pennsylvania	19008
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(610) 353-2900

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	Other Events

On June 21, 2011, Alliance Bancorp, Inc. of Pennsylvania (“Alliance”) sent a letter to shareholders in response to a letter from a large shareholder containing several suggested changes to Alliance’s 2011 Stock Option Plan and 2011 Recognition and Retention Plan and Trust Agreement (collectively, the “Stock Benefit Plans”), which are being considered by shareholders at a Special Meeting of Shareholders to be held on July 20, 2011.

The Compensation Committee of the Board of Directors of Alliance, upon review of the letter from the shareholder, has determined to implement two of the suggestions of such shareholder when grants are made under the Stock Benefit Plans. The  Compensation Committee has determined that: (1) all options granted under the 2011 Stock Option Plan will have an exercise price equal to: (i) the greater of fair market value on the date of grant or (ii) $10.00 per share; and (2) upon a termination of employment or service following a Change in Control, as defined in the 2011 Stock Option Plan, an optionee will having the right to exercise options granted under the 2011 Stock Option Plan during the period ending on the earlier of: (i)  the last day of the original 10-year (or shorter) term or (ii) the date which is 18 months after the date on which employment or service as a director terminates.

The above provisions will be included in the Stock Option Agreements to be entered into in connection with grants made under the 2011 Stock Option Plan. The form of such agreement will be filed as an exhibit to Alliance’s future reports with Securities and Exchange Commission.

A copy of the letter to shareholders, dated June 21, 2011, is included as Exhibit 99.1 to this Current Report and is incorporated herein by reference.

ITEM 9.01	Financial Statements and Exhibits

(a)	Not applicable.
(b)	Not applicable.
(c)	Not applicable.
(d)	Exhibits

The following exhibit is filed herewith.

Exhibit Number	Description
99.1	Letter to Shareholders, dated June 21, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALLIANCE BANCORP, INC. OF PENNSYLVANIA

Date: June 21, 2011	By:	/s/Peter J. Meier
Peter J. Meier
Executive Vice President and
Chief Financial Officer